Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, MARCH 13, 2020

HURCO ANNOUNCES CASH DIVIDEND & SHARE REPURCHASE PROGRAM

INDIANAPOLIS, INDIANA – March 13, 2020, Hurco Companies, Inc. (Nasdaq Global Select Market: HURC) today announced that its Board of Directors approved the payment of a cash dividend of $0.13 per share of common stock. The dividend will be paid on April 13, 2020, to shareholders of record as of the close of business on March 30, 2020. Future declarations of dividends are subject to approval of the Board of Directors and may be adjusted as business needs or market conditions change.

Also today, Hurco announced that its Board of Directors approved a share repurchase program in an aggregate amount of up to $7.0 million. Repurchases under the program may be made in the open market or through privately-negotiated transactions from time to time through March 11, 2022, subject to applicable laws and regulations. The program may be amended, suspended or discontinued at any time and does not commit Hurco to repurchase any shares of its common stock.

Michael Doar, Chief Executive Officer, stated “Hurco’s dividend and share repurchase program announcements today reinforce the company’s balanced approach to capital allocation strategy – a strategy that prioritizes a strong balance sheet and liquidity position, but also recognizes the importance of accretive growth and returning value to shareholders through dividends and stock repurchases, when appropriate. Our ability to return value to shareholders, even during periods of economic uncertainty or softness, is a testament to the company’s fiscally-conservative nature and long-term perspective. Of course, investments in research and development and acquisitions remain integral pillars of our capital allocation strategy. Hurco has closed five strategic acquisitions since 2013 – ranging from vertical integrations with suppliers of high-value, critical components and distributors in strategic machine tool markets, to additional machine tool brands with supplemental customer penetration or product line portfolios, to our most recent acquisition of a business that provides automation and material-handling solutions for the high-mix, low volume production environment. We remain committed to evaluating additional acquisitions and continue to believe that economic downturns represent an opportunity to acquire businesses, at great value.”

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (“CNC”) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The Company also produces high-value machine tool components and accessories and provides automation solutions that can be integrated with any machine tool. The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S. and China, and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, the Netherlands, Poland, Singapore, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, fluctuations in foreign currency exchange rates, innovations by competitors, increases in prices of raw materials, the ability to protect our intellectual property, governmental actions and initiatives, including import and export restrictions and tariffs, breaches of our network and system security measures, quality and delivery performance by our vendors, our ability to effectively integrate acquisitions, negative or unforeseen tax consequences, loss of key personnel, failure to comply with data privacy and security regulations, and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Sonja K. McClelland

Executive Vice President, Secretary, Treasurer, & Chief Financial Officer

317-293-5309